Exhibit 99.1

December 17, 2021

Western Uranium & Vanadium Corp. Closes Non-Brokered Private Placement

FOR IMMEDIATE RELEASE

Toronto, Ontario and Nucla, Colorado - Western Uranium & Vanadium Corp. (CSE: WUC) (OTCQX: WSTRF) (“Western” or the “Company”) is pleased to announce the closing of a non-brokered private placement (the “Private Placement”) of 372,966 units (the “Units”) at a price of CAD$1.60 per Unit. The aggregate gross proceeds raised in this Private Placement amount to CAD$596,746.

Each Unit consists of one common share of Western (a “Share”) plus one common share purchase warrant of Western (a “Warrant”). Each Warrant shall entitle the holder to purchase one Share at a price of CAD$2.50 per Share for a period of three years following the closing date of the Private Placement. A total of 372,966 Shares and 372,966 Warrants are being issued in the Private Placement.

The Warrants contain a provision that if the Company’s Shares trade at or above CAD$5.00 per Share for 10 consecutive trading days, the Company may, at any time after the expiry of the applicable statutory hold period, accelerate the expiration of the Warrants upon not less than 30 days’ written notice by the Company (the “Acceleration Clause”).

The Company anticipates that the net proceeds of the Private Placement will be used to complete the strategic acquisition of physical uranium transaction which was previously announced by news release on June 2, 2021.

Securities issued pursuant to the Private Placement shall be subject to a minimum six (6) month hold period. The closing of the Private Placement remains subject to final regulatory approval.

The securities offered and sold have not been registered under the U.S. Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Western Uranium & Vanadium Corp.

Western Uranium & Vanadium Corp. is a Colorado based uranium and vanadium conventional mining company focused on low cost near-term production of uranium and vanadium in the western United States, and development and application of kinetic separation.

Cautionary Note Regarding Forward-Looking Information: Certain information contained in this news release constitutes “forward-looking information” or a “forward-looking statements” within the meaning of applicable securities laws (collectively, “forward-looking statements”). Statements of that nature include statements relating to, or that are dependent upon: the Company’s expectations, estimates and projections regarding exploration and production plans and results; the timing of planned activities; whether the Company can raise any additional funds required to implement its plans; whether regulatory or analogous requirements can be satisfied to permit planned activities; and more generally to the Company’s business, and the economic and political environment applicable to its operations, assets and plans. All such forward-looking statements are subject to important risk factors and uncertainties, many of which are beyond the Company’s ability to control or predict. Please refer to the Company’s most recent Management’s Discussion and Analysis, as well as its other filings at www.sec.gov and/or www.sedar.com, for a more detailed review of those risk factors. Readers are cautioned not to place undue reliance on the Company’s forward-looking statements, and that these statements are made as of the date hereof. While the Company may do so, it does not undertake any obligation to update these forward-looking statements at any particular time, except as and to the extent required under applicable laws and regulations.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

George Glasier

President and CEO

970-864-2125

gglasier@western-uranium.com

Robert Klein

Chief Financial Officer

908-872-7686

rklein@western-uranium.com